EXHIBIT 10.39

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR CERTAIN PORTIONS OF THIS DOCUMENT. CONFIDENTIAL PORTIONS HAVE BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.



                      FORMATION AND FUNDING AGREEMENT

                               by and between

                         PRICELINE.COM INCORPORATED

                                    and

                           ALLIANCE PARTNERS, LP



                         Dated as of March 17, 2000




                      FORMATION AND FUNDING AGREEMENT

      FORMATION AND FUNDING AGREEMENT (this "Agreement") dated as of March 17, 2000, by and between PRICELINE.COM INCORPORATED, a Delaware corporation ("Priceline"), and ALLIANCE PARTNERS, LP, a Delaware limited partnership ("Alliance"). Priceline and Alliance are hereunder also referred to collectively as the "Parties" and individually as a "Party."


                                  RECITALS

      WHEREAS, Priceline is a public e-commerce company that facilitates the sale of products and services over the Internet by means of the Priceline Business Model; and

      WHEREAS, Priceline has developed an Internet web site, currently located at http://www.Priceline.com (the "Priceline Site"), which facilitates the marketing of various products and services using the Priceline Business Model; and

      WHEREAS, Alliance is a privately held financial services holding company which owns and operates a number of businesses in the mortgage lending and consumer loan origination industries; and

      WHEREAS, Alliance has formed an operating subsidiary for the primary purpose of acting as a broker and/or lender of residential mortgage loans through an Internet marketing channel (the "Plan") and, in connection therewith, desires to use the Priceline Business Model and certain intellectual property of Priceline; and

      WHEREAS, Priceline desires to license to an Affiliate of Alliance the Priceline Business Model and certain intellectual property of Priceline in furtherance of the Plan, and to invest certain funds in the operating subsidiary formed by Alliance for the primary purpose of effectuating the Plan.

      NOW, THEREFORE, in consideration of the foregoing and the covenants, representations and warranties contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:


 1.   DEFINITIONS

      1.1 "Advertising Agreement" means the Advertising and Services Agreement between Priceline and PricelineMortgage dated as of the date hereof, as amended from time to time.

      1.2 "Advertising Fees" means any and all fees payable under the Advertising Agreement.

      1.3 "Affiliate" means, with respect to any Person, (i) any Person directly or indirectly controlling, controlled by or under common control with such Person and (ii) any officer or director of such Person. For purposes of this definition, the terms "controls," "is controlled by," or "is under common control with" shall mean possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person or entity, whether through the ownership of voting securities, by contract or otherwise.

      1.4 "Alliance" means Alliance Partners, LP, a Delaware limited partnership, as set forth in the Preamble to this Agreement.

      1.5 "Alliance Call" shall have the meaning set forth in Section 9.3(a) hereof.

      1.6 "Alliance Call Notice" has the meaning set forth in Section 9.3(b) hereof.

      1.7 "Alliance Mortgage" means Alliance Mortgage Company, a Florida corporation and an indirect wholly owned subsidiary of Alliance.

      1.8 "Alliance Put" has the meaning set forth in Section 9.2(a) hereof.

      1.9 "Alliance Put Notice" has the meaning set forth in Section 9.2(b) hereof.

      1.10 "AllPrice" means AllPrice Holdings, Inc., a Delaware corporation and a wholly owned subsidiary of AMC Acquisitions.

      1.11 "AllPrice Certificate" means the Certificate of Incorporation of AllPrice, as amended from time to time.

      1.12 "AllPrice Common Stock" means the common stock, par value $.01 per share, of AllPrice.

      1.13 "AllPrice Directors" has the meaning set forth in Section 5.4 hereof.

      1.14 "AMC Acquisitions" means AMC Acquisitions, Inc., a Florida corporation and a wholly owned subsidiary of Alliance.

      1.15 "Annual Plan" means a business operations plan detailing PricelineMortgage's goals and procedures for personnel, technical, financial, administrative, marketing, and other significant activities for PricelineMortgage's next succeeding fiscal year, as approved each year and revised from time to time by the Board.

      1.16 "Applicable Law" means, as to any Person, any statute, law, rule, regulation, directive, treaty, judgment, order, decree or injunction of any Governmental Authority that is applicable to or binding upon such Person or any of its properties.

      1.17 "Board" means the Board of Directors of PricelineMortgage as described in the LLC Agreement.

      1.18 "Business" means the business of PricelineMortgage, as described in the LLC Agreement, as amended from time to time.

      1.19 "Business Day" means each day of the calendar year other than a Saturday, a Sunday or a day on which banks are authorized or required to close in the States of Connecticut or Florida.

      1.20 "Call Price" has the meaning set forth in Section 9.1(a) hereof.

      1.21 "Capital Stock" means (i) in the case of a corporation, capital stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (iii) in the case of a partnership, partnership interests (whether general or limited), (iv) in the case of a limited liability company, shares, interests, units or any other equity interests in such limited liability company and (v) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

      1.22 "Cash Payment" has the meaning set forth in Section 9.4(b)(i) hereof.

      1.23 "Change in Control Transaction" means, as to any Person, (i) any Initial Public Offering of any class of capital stock of such Person following which the holders of such Person's capital stock immediately prior to such Initial Public Offering shall cease to own, beneficially and of record, shares representing at least fifty percent (50%) of the aggregate ordinary voting power represented by the issued and outstanding voting securities of such Person; (ii) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of such Person; (iii) any sale, pledge, exchange or other transfer (in one transaction or a series of related transactions) of shares of capital stock of such Person such that any Person or group of Persons (other than the holders of such capital stock immediately prior to such transaction or series of transactions) shall become the owner, directly or indirectly, beneficially or of record, of shares representing more than fifty percent (50%) of the aggregate ordinary voting power represented by the issued and outstanding voting securities of such Person; (iv) any merger, consolidation, recapitalization or similar transaction in which the outstanding voting capital stock of such Person is converted into or exchanged for cash, securities or other property, such that immediately after such transaction any Person or group of Persons (other than the holders of such capital stock immediately prior to such transaction or series of transactions) shall become the owner, directly or indirectly, beneficially or of record, of shares representing more than fifty percent (50%) of the aggregate ordinary voting power represented by the issued and outstanding voting securities of such Person; (v) the replacement of a majority of the Board of Directors of such Person over a two-year period from the directors who constituted the Board of Directors of such Person at the beginning of such period, where such replacement shall not have been approved by a vote of at least a majority of the Board of Directors of such Person who either were members of such Board of Directors at the beginning of such period or whose election as members of such Board of Directors was previously so approved; or (vi) the liquidation or dissolution of such Person.

      1.24 "Closing" has the meaning set forth in Section 4.1 hereof.

      1.25 "Confidential Information" has the meaning set forth in Section 6.8(a) hereof.

      1.26 "Consents" has the meaning set forth in Section 7.1(c) hereof.

      1.27 "Conversion" means the conversion, at any time and at the option of Priceline, of the principal amount and interest due and owing under the
 Note into One Thousand (1,000) duly authorized, validly issued, fully paid and nonassessable shares of AllPrice Common Stock.

      1.28 "Conversion Date" means the date of exercise by Priceline, or any successor thereto or assignee thereof, of its right of Conversion pursuant to the terms and provisions of the Note.

      1.29 "Development Assets" means, collectively, all software and customer interfaces developed by Alliance and/or Priceline for use by PricelineMortgage.

      1.30 "Development Costs" means the costs paid or incurred and capitalized by Alliance and Priceline or any of their respective Affiliates in connection with the acquisition and/or development of the Development Assets.

      1.31 "Director" means a member of the Board with the powers and duties as specified in the LLC Agreement.

      1.32 "Disclosing Party" has the meaning set forth in Section 6.8(a) hereof.

      1.33 "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

      1.34 "FAB" means First Alliance Bank, a federal savings association chartered by the OTS.

      1.35 "FAB Directors" has the meaning set forth in Section 5.4 hereof.

      1.36 "Fair Market Value" means the average of the daily closing prices per share of Priceline Common Stock, as reported on the NASDAQ Stock Market (or, if the Priceline Common Stock shall not trade on the NASDAQ Stock Market on such date, as reported on such other national securities exchange or automated quotation system on which the Priceline Common Stock shall trade), for the thirty (30) trading days immediately preceding the date as of which Fair Market Value is to be calculated.

      1.37 "Governmental Authority" means any domestic or foreign government, governmental authority, court, tribunal, agency or other regulatory, administrative or judicial agency, commission or organization, and any subdivision, branch or department of any of the foregoing.

      1.38 "Independent Auditor" means the independent certified public accounting firm engaged by PricelineMortgage to act as its independent auditor.

      1.39 "Initial Public Offering" means, as to any Person, an initial public offering of any class of such Person's capital stock or other equity interests pursuant to an effective Registration Statement filed under the Securities Act.

      1.40 "Investment Date" means the date on which AllPrice makes its initial investment in PricelineMortgage, as contemplated by Section 2.3(b) hereof.

      1.41 "LendingTree" means LendingTree, Inc., a Delaware corporation.

      1.42 "Licensing Agreement" means the Licensing Agreement by and among Priceline, PricelineMortgage and AllPrice dated as of the date hereof, as amended from time to time.

      1.43 "LLC Agreement" means the limited liability company agreement of PricelineMortgage dated as of the date hereof, as amended from time to time.

      1.44 "Loan Path" means any screen flow or customer interface that is powered by PricelineMortgage.

      1.45 "Note" means the 5.11% Convertible Secured Note dated as of the date hereof in the aggregate principal amount of Three Million Six Hundred Twenty Thousand Dollars ($3,620,000) evidencing the obligation of AllPrice to repay the Priceline Funds to Priceline upon the terms and subject to the conditions set forth therein.

      1.46 "Option" means the option granted by AMC Acquisitions to Priceline under the Option Agreement pursuant to which Priceline shall have the right, at any time from and after the Conversion Date, to purchase all of the Equity Interests of AllPrice then held by AMC Acquisitions at an exercise price of One Dollar ($1.00) such that, following the exercise of the Conversion and the Option, Priceline shall own one hundred percent (100%) of the issued and outstanding Equity Interests of AllPrice.

      1.47 "Option Agreement" means the Option Agreement, dated as of the date hereof, between Priceline and AMC Acquisitions, pursuant to which AMC Acquisitions has granted the Option to Priceline.

      1.48 "OTS" means the Office of Thrift Supervision.

      1.49 "Party" and "Parties" have the meanings set forth in the Preamble to this Agreement.

      1.50 "Permitted Transfer" has the meaning set forth in Section 8.1 hereof.

      1.51 "Person" means an individual, Governmental Authority, partnership, limited liability company, firm, corporation, or other business association.

      1.52 "Pilot Program" means the pilot program established by Alliance and Priceline on October 10, 1999 for the purpose of implementing the Plan on a preliminary basis in a limited number of jurisdictions.

      1.53 "Pilot Program Assets" means all assets acquired or developed by Alliance Mortgage and/or Priceline for use in connection with the formation, development or operation of the Pilot Program.

      1.54 "Pilot Program Costs" means, collectively, all costs and expenses paid or incurred by Alliance and Priceline or any of their respective Affiliates in forming, developing and operating the Pilot Program, but excluding the net book value of the Pilot Program Assets.

      1.55 "Plan" has the meaning set forth in the Recitals to this Agreement.

      1.56 "Pledge Agreement" means the Pledge Agreement dated as of the date hereof between Priceline, as secured party, and AllPrice, as grantor, as amended from time to time.

      1.57 "Pre-Advertising Income" means, with respect to any period, the net income of PricelineMortgage before deduction for taxes, plus the amount of any Advertising Fees attributable to such period.

      1.58 "Priceline" means priceline.com Incorporated, a Delaware corporation, as set forth in the Preamble to this Agreement.

      1.59 "Priceline Business Model" means the product distribution model utilized by Priceline on the Priceline Site pursuant to which a consumer identifies a specific price and terms under which he or she will purchase a product or service, and Priceline attempts to find a seller willing to sell the product or service to the consumer on the terms identified by the consumer.

      1.60 "Priceline Call" has the meaning set forth in Section 9.1(a) hereof.

      1.61 "Priceline Call Notice" has the meaning set forth in Section 9.1(b) hereof.

      1.62 "Priceline Common Stock" means the common stock, par value $.008 per share, of Priceline.

      1.63 "Priceline Funds" has the meaning set forth in Section 3.3(b) hereof.

      1.64 "Priceline Site" has the meaning set forth in the Recitals to this Agreement.

      1.65 "PricelineMortgage" means National Mortgage Center LLC (d.b.a. "pricelinemortgage"), a limited liability company organized under the laws of the State of Delaware for the purpose of carrying on the Business.

      1.66 "PricelineMortgage Interest" means, as to any Person, the percentage interest represented by the Shares held by such Person, determined by dividing the number of Shares then held by such Person by all then outstanding Shares.

      1.67 "Put Price" has the meaning set forth in Section 9.2(b) hereof.

      1.68 "Receiving Party" has the meaning set forth in Section 6.8(a) hereof.

      1.69 "Registration Rights Agreement" has the meaning set forth in
 Section 9.4(a) hereof.

      1.70 "RESPA" means the Real Estate Settlement Procedures Act, 12 U.S.C. section 2601 et seq., and the Department of Housing and Urban Development's implementing regulation, Regulation X, 24 C.F.R. section 3500 et seq.

      1.71 "Securities Act" means the Securities Act of 1933, as amended from time to time.

      1.72 "Shares" means equity interests in PricelineMortgage as authorized by the LLC Agreement.

      1.73 "Start-up Expenses" means, collectively, any attorneys' fees paid or incurred by Alliance or Priceline for or on behalf of PricelineMortgage in connection with the formation of PricelineMortgage as a limited liability company or any related licensing, RESPA or other compliance issues; provided, however, that Start-up Expenses shall not include any amounts expended by any Party in connection with the preparation, negotiation or execution of this Agreement and the other Transaction Documents.

      1.74 "Tax Payment" has the meaning set forth in Section 9.4(b)(ii) hereof.

      1.75 "Term" has the meaning set forth in Section 10.1 hereof.

      1.76 "Transaction Documents" means this Agreement, the LLC Agreement, the Note, the Licensing Agreement, the Advertising Agreement, the Pledge Agreement and the Option Agreement.

      1.77 "Transfer" means, as a noun, any voluntary or involuntary transfer, sale, assignment, pledge, encumbrance or other disposition; and, as a verb, voluntarily or involuntarily to sell, assign, transfer, grant, give away, hypothecate, pledge, encumber or otherwise dispose of, and shall include any transfer by will, gift or intestate succession.

      1.78 "Year 4" means the calendar year ended December 31, 2003.

      1.79 "Year 5" means the calendar year ended December 31, 2004.

      1.80 "Year 5 Income" has the meaning set forth in Section 9.1(a) hereof.


 2.   PRICELINEMORTGAGE

      2.1 Establishment of PricelineMortgage. Prior to the date hereof, Alliance has filed, or caused to be filed, with the Secretary of State of the State of Delaware a Certificate of Formation pursuant to which PricelineMortgage was formed as a limited liability company organized under the laws of the State of Delaware. At the Closing, Alliance shall cause FAB to execute the LLC Agreement and, except as expressly set forth herein, the operations of PricelineMortgage shall thereafter be governed by the LLC Agreement.

      2.2 Purpose of PricelineMortgage. PricelineMortgage has been formed for the primary purpose of effectuating the Plan. Pursuant to the Plan, PricelineMortgage shall offer its loan products and the loan products of FAB, its Affiliates and of other lenders under a variety of delivery channels. PricelineMortgage shall pursue mortgage loan investor, correspondent and wholesale relationships with non-affiliated companies as well as participation by other lending concepts (such as LendingTree) in order to provide optimal product and pricing alternatives for PricelineMortgage's customers.

      2.3 Capitalization of PricelineMortgage. PricelineMortgage shall have the authority to issue an aggregate of One Hundred (100) Shares with the rights set forth in the LLC Agreement. PricelineMortgage's initial equity shall be funded as follows:

           (a) FAB Initial Subscription. In one or more payments at or prior to the date hereof, FAB has contributed Three Million Dollars ($3,000,000) to PricelineMortgage in exchange for Fifty-One (51) Shares, which Shares shall initially represent a one-hundred-percent (100%) PricelineMortgage Interest; provided, however, that from and after the Investment Date, such Shares shall represent a fifty-one-percent (51%) PricelineMortgage Interest.

           (b) AllPrice Purchase. On a date within fifteen (15) days after the date hereof mutually agreed to by the Parties (the "Investment Date"), Alliance shall cause AllPrice to contribute to PricelineMortgage an amount in cash equal to (i) the Priceline Funds minus (ii) (A) the aggregate amount of all Pilot Program Costs reimbursed by AllPrice to Priceline and Alliance pursuant to Section 6.7(b) hereof and (B) the amount of interest payable to Priceline by AllPrice under the Note during the year 2000 in exchange for Forty-Nine (49) Shares, which Shares shall represent a forty-nine-percent (49%) PricelineMortgage Interest. On or prior to the Investment Date, Alliance shall cause AllPrice to execute the LLC Agreement, thereby agreeing to be bound by the terms thereof.

      2.4 Purchase of Pilot Program Assets. Within five (5) Business Days of the later to occur of (a) termination of the Pilot Program and (b) the Investment Date, Alliance shall cause PricelineMortgage to purchase the Pilot Program Assets from each of Alliance Mortgage and Priceline at a purchase price equal to the net book value of such assets.

      2.5 Financial Assistance. Pursuant to the terms of the LLC Agreement, the Board may, by written notice to FAB and AllPrice, request that FAB and AllPrice provide additional financial assistance to PricelineMortgage in order to meet the regulatory capital requirements of the OTS directly applicable to PricelineMortgage, including financial assistance in the form of credit support or loans. Subject to the terms of the LLC Agreement, any such financial assistance provided shall be provided on a pro rata basis by FAB and AllPrice.

      2.6 FAB Interest. The Parties acknowledge that it is their intent that FAB's PricelineMortgage Interest shall, at all times during the Term, be not less than fifty-one percent (51%).


 3.   ALLPRICE

      3.1 Establishment of AllPrice. Prior to the date hereof, Alliance has caused AMC Acquisitions to file a Certificate of Incorporation with the Secretary of State of the State of Delaware pursuant to which AllPrice was formed as a corporation organized under the laws of the State of Delaware.

      3.2  Purpose of AllPrice.  AllPrice shall be formed for the purpose of
 (i) acquiring and holding Shares representing a forty-nine-percent (49%) PricelineMortgage Interest, (ii) borrowing the Priceline Funds from Priceline pursuant to the Note and (iii) entering into the Licensing Agreement with Priceline and PricelineMortgage.

      3.3 Capitalization of AllPrice. AllPrice shall have authorized capital stock consisting of one class of shares designated as Common Stock with the rights set forth in the AllPrice Certificate. The AllPrice Certificate shall initially provide for One Million (1,000,000) authorized shares of AllPrice Common Stock. AllPrice's initial equity shall be funded as follows:

           (a) AMC Acquisitions Initial Subscription. Prior to the Closing, AMC Acquisitions shall have purchased One Hundred (100) shares of AllPrice Common Stock, representing a one-hundred-percent (100%) interest in AllPrice, for an aggregate purchase price of $1.00.

           (b) Priceline Investment. At the Closing, (i) Priceline shall provide financing to AllPrice in the aggregate principal amount of Three Million Six Hundred Twenty Thousand Dollars ($3,620,000) (the "Priceline Funds") by wire transfer of immediately available funds to an account designated by AllPrice and (ii) AllPrice shall execute and deliver the Note in favor of Priceline.


 4.   THE CLOSING

      4.1 Closing. A closing (the "Closing") shall be held at 10:00 a.m., local time, on the date hereof at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, located at One Rodney Square, Wilmington, Delaware 19801, for the purpose of consummating the transactions contemplated by this Agreement.

      4.2  Closing Deliveries.

           (a) Deliveries by Alliance. At or before the Closing, Alliance shall, or shall cause its Affiliates, as designated below, to, take the following actions:

                (i)  Alliance shall execute and deliver this Agreement;

                (ii) FAB shall transfer Three Million Dollars
      ($3,000,000) to PricelineMortgage as a capital contribution;

                (iii)     PricelineMortgage shall issue to FAB a
      certificate representing 51 Shares;

                (iv) AMC Acquisitions shall transfer One Dollar ($1.00) to AllPrice as a capital contribution;

                (v) AllPrice shall issue to AMC Acquisitions a certificate representing One Hundred (100) shares of AllPrice Common Stock;

                (vi) AllPrice shall execute and deliver the Note;

                (vii) PricelineMortgage shall execute and deliver the Advertising Agreement;

                (viii) AllPrice and PricelineMortgage shall each execute and deliver the Licensing Agreement;

                (ix) FAB shall execute and deliver the LLC Agreement;

                (x) AMC Acquisitions shall execute and deliver the Option Agreement;

                (xi) AllPrice shall execute and deliver the Pledge
      Agreement;

                (xii) FAB shall provide Priceline with
      documentation, in form and substance reasonably satisfactory to Priceline, evidencing the approval by the OTS of the formation of PricelineMortgage as an operating subsidiary of FAB; and

                (xiii) FAB shall provide Priceline with
      documentation, in form and substance reasonably satisfactory to Priceline, evidencing the approval of any other Governmental Authority required to be obtained by Alliance, FAB, PricelineMortgage or any Affiliate of any of the foregoing in connection with the formation and/or operation of PricelineMortgage.

           (b) Deliveries by Priceline. At the Closing, Priceline shall take the following actions:

                (i) Priceline shall execute and deliver this Agreement;

                (ii) Priceline shall transfer the Priceline Funds to AllPrice by wire transfer of immediately available funds to an account designated by AllPrice;

                (iii) Priceline shall execute and deliver the Advertising Agreement;

                (iv) Priceline shall execute and deliver the Licensing
      Agreement;

                (v)  Priceline shall execute and deliver the Pledge
      Agreement; and

                (vi) Priceline shall execute and deliver the Option
      Agreement.


 5.   OPERATION AND MANAGEMENT OF PRICELINEMORTGAGE

      5.1 Operation of PricelineMortgage. Alliance and, from and after the Conversion Date, Priceline hereby agree to take, and to cause each of their respective Affiliates to take, all actions necessary to ensure that PricelineMortgage shall be operated in accordance with the terms of this Agreement and the other Transaction Documents, including, without limitation, to vote all Shares held directly or indirectly by any such entity (and to cause all Shares held by its permitted transferees under Section 8.1 hereof to be voted) to effect the terms hereof and thereof.

      5.2 Actions of Members. In order to effectuate the provisions of this Article 5, each of the Parties (a) hereby agrees that when any action or vote is required to be taken by the members of PricelineMortgage pursuant to this Agreement or the LLC Agreement, such Party shall, or shall cause its Affiliate to, use its best efforts to call, or cause the appropriate officers and directors of PricelineMortgage to call, a meeting of the members of PricelineMortgage, or to execute or cause to be executed a written consent to effectuate such action, (b) shall use its best efforts to cause the Board to adopt, either at a meeting of the Board or by unanimous written consent of the Board, all the resolutions necessary to effectuate the provisions of this Agreement, and (c) shall use its best efforts to cause the Board to cause the Secretary of PricelineMortgage, or if there be no Secretary, such other officer of PricelineMortgage as the Board may appoint to fulfill the duties of Secretary, not to record any vote or consent contrary to the terms of this Article 5.

      5.3 Multi-Lender Model and Allocation Rules. PricelineMortgage shall select the delivery channel and lender for each loan using its reasonable
 judgment based on a best execution analysis.   PricelineMortgage shall use
 the execution method(s) that it determines will provide the highest likely closing ratio within the target revenue and profitability ranges for PricelineMortgage agreed to by the Parties from time to time, subject to Applicable Law. Terms and conditions of transactions between PricelineMortgage and Alliance or any of its Affiliates will be on an arm's-length basis for purposes of this analysis, and PricelineMortgage will not be required to deliver any minimum percentage of loans to Alliance or any of its Affiliates.

      5.4 Board of Directors. PricelineMortgage shall be managed by the Board in accordance with the terms of the LLC Agreement and Applicable Law. Pursuant to the terms of the LLC Agreement, from the date hereof until the Investment Date, the Board shall consist of four (4) Directors and FAB shall be entitled to elect all four (4) Directors to the Board. On the Investment Date, the size of the Board shall be increased to five (5) Directors. From the Investment Date until the Conversion Date, FAB shall be entitled to elect four (4) Directors to the Board and AllPrice shall be entitled to elect one (1) Director to the Board. From and after the Conversion Date, FAB shall be entitled to elect three (3) Directors to the Board and AllPrice shall be entitled to elect two (2) Directors to the Board. All Directors, whether elected by FAB ("FAB Directors") or elected by AllPrice ("AllPrice Directors"), shall serve until their respective successors have been duly elected and qualified, or until their earlier removal, resignation, death or disability; provided, however, that as soon as practicable following the Conversion Date, Alliance shall cause FAB to remove one (1) FAB Director from the Board such that the AllPrice Director to be elected to the Board as provided above shall be elected to fill the vacancy created by such removal. FAB may remove any FAB Director from the Board at any time, with or without cause, and AllPrice may remove any AllPrice Director from the Board at any time, with or without cause. Any Director may resign at any time upon written notice to the Board. Alliance shall cause AllPrice to comply with the terms and provisions of the Note regarding the appointment of Priceline's designees to the Board.

      5.5 Annual Plan. PricelineMortgage shall prepare, and the Board shall approve, an Annual Plan with respect to each fiscal year of PricelineMortgage no later than sixty (60) days prior to the commencement of the relevant fiscal year; provided, however, that the initial Annual Plan shall be approved on or prior to the date hereof and shall cover the period from the date hereof until the end of the first full fiscal year of PricelineMortgage.

      5.6 Financial Statements and Accounting Records. Alliance shall cause to be prepared financial statements for PricelineMortgage, including, without limitation, a balance sheet, income statement, statement of cash flows and statement of members' capital accounts, which shall be submitted by PricelineMortgage to each of the Parties (a) within forty-five (45) days after the end of each three (3) month period of each fiscal year for such three (3) month period and for the year to date period and (b) within ninety (90) days after the end of each fiscal year for such year. Each of the annual financial statements shall be audited and certified by the Independent Auditor retained by PricelineMortgage, selected by Alliance and approved by Priceline. All financial statements shall be prepared in accordance with United States generally accepted accounting principles (although quarterly statements need not include footnotes and may be subject to year-end adjustments). At Priceline's request, Alliance shall cause PricelineMortgage to provide Priceline with such additional financial information as Priceline may reasonably request, including any such information Priceline deems necessary or desirable for purposes of complying with Priceline's periodic reporting obligations under the federal securities law.

      5.7 Right of Inspection. During the regular office hours of PricelineMortgage, and upon reasonable notice to PricelineMortgage, so long as any Party maintains, directly or indirectly, at least a twenty percent (20%) PricelineMortgage Interest or, in the case of Priceline, the Note remains outstanding, such Party shall have (a) full access to all properties, books of account and records of PricelineMortgage, and (b) the right to make copies from such books and records at its own expense. Any information obtained by the Parties through exercise of rights granted under this Section 5.7 shall, to the extent constituting Confidential Information hereunder, be subject to the confidentiality provisions set forth in Section 6.8 hereof.


 6.   ADDITIONAL COVENANTS

      6.1  Services to be Provided by Priceline.

           (a) In accordance with the terms of the Licensing Agreement, Priceline shall provide PricelineMortgage with a license to use the Priceline Business Model and the names "priceline" and "pricelinemortgage" in connection with services to be provided by PricelineMortgage.

           (b) In accordance with the terms of the Advertising Agreement, Priceline shall provide certain advertising and technical support services to PricelineMortgage in connection with its brokerage and offering of residential mortgage products through the Priceline Site.


                                 **********


      6.3  Systems Development.

           (a) Priceline, with the advice and guidance of Alliance, shall develop the required screen flows and customer interfaces needed to capture consumer data, obtain an automated underwriting decision and deliver this decision to the consumer. Priceline will structure the screen flow and marketing efforts with the intent of generating closed loan volume in accordance with the projected closed loan volumes agreed to by the Parties from time to time; provided, however, that by performing its obligations pursuant to this Section 6.3(a), Priceline does not make any guaranty that the projected closed loan volumes agreed to by the Parties from time to time will be achieved.

           (b) Alliance and Priceline shall jointly develop and own software for use by PricelineMortgage. Without the express written consent of the other party hereto, which consent shall not be unreasonably withheld, neither Alliance nor Priceline shall use any of the applications developed for PricelineMortgage for any purpose other than in furtherance of the Plan or in connection with the Business; provided, however, that each of Alliance and Priceline shall be entitled to use any pricing engine developed for use by PricelineMortgage or in connection with the Business generally in furtherance of other business lines in which either such Party is engaged. In the event that: (i) prior to the Conversion, Priceline terminates its affiliation with AllPrice and/or assigns its rights under one or more of the Transaction Documents to an unaffiliated third party,
 (ii) prior to the Conversion, Alliance sells its interest in AMC Acquisitions to an unaffiliated third party, (iii) prior to the Conversion, AMC Acquisitions sells its interest in AllPrice to an unaffiliated third party, (iv) following the Conversion, Priceline sells its interest in AllPrice to an unaffiliated third party, (v) FAB or AllPrice sells its interest in PricelineMortgage to an unaffiliated third party, (vi) Alliance sells its interest in FAB and/or assigns its rights under one or more of the Transaction Documents to an unaffiliated third party,
 (vii) PricelineMortgage ceases to conduct its business, or (viii) the Licensing Agreement and the Advertising Agreement are terminated or expire and are not renewed, Priceline and Alliance will share equally all rights to any screen flow, product and pricing engine and any other technologies or intellectual property developed for and owned by PricelineMortgage; provided, however, that neither Priceline nor Alliance shall be entitled to use any such screen flow, product and pricing engine or other technologies or intellectual property to the extent that such use conflicts with any intellectual property and patent rights owned by the other Party prior to the formation of PricelineMortgage. If any of the events described in clauses (i) through (viii) of this Section 6.3(b) shall occur, Priceline and Alliance shall each use their commercially reasonable efforts to enter into an agreement, as soon as practicable following the occurrence of such event, governing the terms of their respective ownership and rights in and to the screen flow, product and pricing engine and other technologies and intellectual property described in this Section 6.3(b).

      6.4 Ancillary Revenues. The Parties acknowledge that consumers accessing the Loan Path may wish to procure services or enter into relationships which are outside the scope of the Business and, in connection therewith, PricelineMortgage may have the opportunity to refer consumers to other service providers, whether Internet-based or otherwise, and derive revenue therefrom. The Parties further acknowledge that PricelineMortgage may enter into agreements or relationships with such other service providers pursuant to which PricelineMortgage shall generate revenue outside the scope of the Business (e.g., agreements linking PricelineMortgage to other related websites or directing consumers to other service providers). The Parties hereby agree that, to the extent that PricelineMortgage shall generate additional or ancillary revenues on the Loan Path from business agreements constructed outside the scope of the Transaction Documents, PricelineMortgage shall be the beneficiary of all such revenue and associated income.

      6.5 Priceline Exclusivity. During the Term, provided (i) each of the Parties continues to hold, directly or indirectly, at least a twenty percent (20%) PricelineMortgage Interest or (ii) in the case of Priceline, the Note remains outstanding, Priceline shall not distribute residential first mortgage brokerage services or residential first mortgage loan services through any distribution channel other than PricelineMortgage without the express written consent of Alliance; provided, however, that Priceline shall not be deemed to be in breach of this Section 6.5, and Alliance's consent shall not be required, as a result of any existing contractual arrangements between LendingTree and Priceline. Priceline shall use its commercially reasonable efforts to assign its rights under any agreements between Priceline and LendingTree to PricelineMortgage or cooperate with PricelineMortgage and LendingTree to establish a new agreement with LendingTree on terms satisfactory to the Parties.

      6.6 Alliance Non-Competition. During the Term, provided (i) prior to the Conversion Date, the Note remains outstanding; or (ii) from and after the Conversion Date, Priceline continues to hold, directly or indirectly, at least a twenty-percent (20%) PricelineMortgage Interest, Alliance shall not, directly or indirectly, operate or invest in any Internet mortgage service or any other e-commerce company that provides services substantially similar to those provided by PricelineMortgage without the express written consent of Priceline; provided, however, that nothing contained herein shall be construed to prohibit Alliance or any of its Affiliates from engaging in Internet mortgage origination in the ordinary course of their respective businesses, so long as any such Internet mortgage originations do not involve a consumer proposition substantially similar to the "Name Your Price" proposition provided by PricelineMortgage.

      6.7 Reimbursement of Expenses. Except as set forth below, PricelineMortgage shall bear all operating expenses of PricelineMortgage.

           (a) Development Costs. Alliance shall cause PricelineMortgage to purchase all Development Assets, whether in existence on the date hereof or hereafter created, at a price equal to 100% of the aggregate Development Costs.

           (b) Pilot Program Costs. Alliance shall cause AllPrice to reimburse to each of Alliance and Priceline all Pilot Program Costs.

           (c) Start-up Expenses. Alliance shall cause PricelineMortgage to reimburse each of Alliance and Priceline for all Start-up Expenses;

           (d) Schedule I attached hereto sets forth the aggregate amount of all (i) Development Costs, (ii) Pilot Program Costs and (iii) Start-up Expenses paid or incurred by each of the Parties prior to the date hereof and, with respect to Start-up Expenses, the election of such Party with respect to whether such Party's Start-up Expenses shall be treated as (i) a reimbursable expense, as provided in Section 6.7(c) hereof; or (ii) a contribution of capital to PricelineMortgage with a corresponding increase to FAB's capital account, in the case of Alliance, or AllPrice's capital account, in the case of Priceline, but no commensurate issuance of Shares.

      6.8  Confidentiality.

           (a) The Parties recognize that, in connection with the performance of this Agreement, each Party or their respective Affiliates (in such capacity, the "Disclosing Party") may disclose Confidential Information to the other Party or such Party's Affiliates (the "Receiving Party"). For purposes of this Agreement "Confidential Information" means
 (i) proprietary information (whether owned by the Disclosing Party or a third party to whom the Disclosing Party owes a non-disclosure obligation) regarding the Disclosing Party's business or (ii) information which is marked as confidential at the time of disclosure to the Receiving Party, or if in oral form, is identified as confidential at the time of oral disclosure and reduced in writing or other tangible (including electronic) form including a prominent confidentiality notice and delivered to the Receiving Party within thirty (30) days of disclosure. "Confidential Information" shall not include information which: (A) was known to the Receiving Party prior to the disclosure by the Disclosing Party; (B) becomes publicly known through no wrongful act of the Receiving Party; (C) has rightfully been received by the Receiving Party from a third party; or
 (D) has been independently developed by the Receiving Party. The Receiving Party agrees (x) not to use any such Confidential Information for any purpose other than in the performance of its obligations under this Agreement or any other Transaction Document and (y) not to disclose any such Confidential Information, except (1) to its employees who are reasonably required to have the Confidential Information in connection herewith or with any of the other Transaction Documents, (2) to its agents, representatives, lawyers and other advisers that have a need to know such Confidential Information and (3) pursuant to, and to the extent of, a request or order by a Governmental Authority. The Receiving Party agrees to take all reasonable measures to protect the secrecy and confidentiality of, and avoid disclosure or unauthorized use of, the Disclosing Party's Confidential Information.

           (b) Each Party acknowledges and agrees that (i) its obligations under this Section 6.8 are necessary and reasonable to protect the other Party and its business, (ii) any violation of these provisions could cause irreparable injury to the other Party for which money damages would be inadequate, and (iii) as a result, the other Party shall be entitled to obtain injunctive relief against the threatened breach of the provisions of this Section 6.8 without the necessity of proving actual damages. The Parties agree that the remedies set forth in this Section 6.8 are in addition to and in no way preclude any other remedies or actions that may be available at law or under this Agreement.

      6.9 Publicity. The Parties shall consult with each other, in advance, with regard to the terms of all proposed press releases, public announcements and other public statements with respect to the transactions contemplated hereby. Except as may be required by Applicable Law, court process or by obligations pursuant to any listing agreement or similar arrangement with any national securities exchange or automated quotation system, neither Party shall issue any press release, public announcement or other public statement with respect to the transactions contemplated hereby without the prior consent of the other Party, which consent shall not be unreasonably withheld.

      6.10 Regulatory Approvals. Alliance shall use its commercially reasonable efforts to obtain such approvals, consents and similar actions from Governmental Authorities, including the approval of the OTS, as may be necessary or appropriate in order for Alliance and each of its Affiliates, including PricelineMortgage, to consummate the transactions contemplated by the Transaction Documents. Each Party shall provide such assistance as the other Party may reasonably request in connection with such consents and approvals.

      6.11 Performance of Alliance Affiliates.     Alliance shall use its
 best efforts to cause each of its Affiliates to fully perform all of their respective obligations under each of the Transaction Documents to which any such Affiliate is a party and to otherwise comply in all respects with the terms and conditions of any such Transaction Document applicable to any such Affiliate.


 7.   REPRESENTATIONS AND WARRANTIES OF THE PARTIES

      7.1 Representations and Warranties of Priceline. Priceline hereby represents and warrants to Alliance, as of the date hereof, as follows:

           (a) Organization. Priceline is a corporation duly organized and validly existing under the laws of the State of Delaware, and has the corporate power and authority to enter into and perform this Agreement and the other Transaction Documents to which it is a party.

           (b) Authorization. All corporate action on the part of Priceline necessary for the authorization, execution and delivery of this Agreement and the other Transaction Documents to which it is a party and for the performance of all of its obligations hereunder and thereunder has been taken. This Agreement constitutes, and any such other Transaction Documents, when fully executed and delivered, shall each constitute a valid, binding and enforceable obligation of Priceline, except that (i) such enforcement may be subject to any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other laws, now or hereafter in effect, relating to or limiting creditors' rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

           (c) Government and Other Consents. Other than any consents, licenses, permits, certifications, authorizations, registrations or approvals of, or exemptions or other actions by, any Governmental Authority or any other Person (collectively, "Consents") (i) which may be required in order for PricelineMortgage to provide residential mortgage lending and consumer loan origination services in compliance with Applicable Law, (ii) which may be required from any state Governmental Authority responsible for banking, mortgage or other lending activities as a result of the conduct of the Business (including the provision of technical support or advertising services in connection with the Business) in such Governmental Authority's state of jurisdiction, or (iii) which may be required from LendingTree and, in each case, as to which Priceline makes no representation or warranty, no Consent of any Governmental Authority or any other Person is required in connection with the execution, delivery and performance by Priceline or any of its Affiliates of this Agreement or the other Transaction Documents to which Priceline or any such Affiliate is a party, other than any such Consent, the failure of which to be obtained would not materially and adversely affect Priceline's ability to perform its obligations under this Agreement or the other Transaction Documents to which it is a party.

           (d) Effect of Agreement. Priceline's execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party will not (i) violate the Certificate of Incorporation of Priceline or Applicable Law (other than any statute, law, rule, regulation, directive, treaty, judgment, order, decree or injunction of any Governmental Authority that becomes applicable to or binding upon Priceline or any of its properties as a result of the conduct of the Business (including the provision of technical support or advertising services in connection with the Business) in any jurisdiction, as to which Priceline makes no representation or warranty), (ii) violate any judgment, order, writ, injunction or decree of any court applicable to Priceline, or (iii) result in the breach of, give rise to a right of termination, cancellation or acceleration of any obligation with respect to (presently or with the passage of time), or otherwise be in conflict with any term of, or affect the validity or enforceability of, any agreement or other commitment to which Priceline is a party, other than such violations, breaches, terminations, cancellations, accelerations or conflicts which would not materially and adversely affect Priceline's ability to perform its obligations under this Agreement or the other Transaction Documents to which it is a party; provided, however, that certain Consents of Governmental Authorities may be required in connection with the operation of PricelineMortgage as a broker and/or lender of mortgage loans and Priceline makes no representation or warranty with respect to any such Consents.

           (e) Litigation. There are no actions, suits or proceedings pending or, to Priceline's knowledge, threatened, against Priceline before any Governmental Authority which relate to Priceline's right to enter into or perform this Agreement or any other Transaction Document to which it is a party, or which relate to the validity of this Agreement or any of the other Transaction Documents.

      7.2 Representations and Warranties of Alliance. Alliance hereby represents and warrants to Priceline, on behalf of itself and its Affiliates, as follows:

           (a) Organization. Alliance and each of its Affiliates is duly organized and validly existing under the laws of the state of its organization. Alliance and each of its Affiliates has the requisite power and authority to enter into and perform this Agreement and the other Transaction Documents to which it is a party.

           (b) Authorization. All action (corporate or other) on the part of Alliance and each of its Affiliates necessary for the authorization, execution and delivery of this Agreement and the other Transaction Documents to which Alliance or such Affiliate is a party and for the performance of all of its obligations hereunder and thereunder has been taken. This Agreement constitutes, and any such other Transaction Document, when fully executed and delivered, shall each constitute a valid, binding and enforceable obligation of Alliance or such Affiliate, except that (i) such enforcement may be subject to any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other laws, now or hereafter in effect, relating to or limiting creditors' rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

           (c) Government and Other Consents. No Consent of any Governmental Authority or any other Person is required in connection with the execution, delivery and performance by Alliance or any of its Affiliates of this Agreement or the other Transaction Documents to which it is a party, other than any such Consent, the failure of which to be obtained would not materially and adversely affect the ability of Alliance or any of its Affiliates to perform its obligations under this Agreement or the other Transaction Documents to which Alliance or any such Affiliate is a party. On or prior to the date hereof, Alliance has obtained, or caused to be obtained, all Consents, whether from the OTS or any other Governmental Authority having jurisdiction over such matters, required in order to (i) form PricelineMortgage as an operating subsidiary of FAB; (ii) operate the Business as contemplated by the Transaction Documents; and
 (iii) consummate the other transactions contemplated by this Agreement and the other Transaction Documents.

           (d) Effect of Agreement. The execution, delivery and performance by Alliance or any of its Affiliates of this Agreement or the other Transaction Documents to which Alliance or any such Affiliate is a party will not (i) violate the Partnership Agreement, Certificate of Incorporation or comparable organizational document of Alliance or any such Affiliate or Applicable Law, (ii) violate any judgment, order, writ, injunction or decree of any court applicable to Alliance or any such Affiliate, or (iii) result in the breach of, give rise to a right of termination, cancellation or acceleration of any obligation with respect to (presently or with the passage of time), or otherwise be in conflict with, any term of, or affect the validity or enforceability of any agreement or other commitment to which Alliance or any such Affiliate is a party, other than, in each case, any such violations, breaches, terminations, cancellations, accelerations or conflicts which would not materially and adversely affect the ability of Alliance or any of its Affiliates to perform its obligations under this Agreement or the other Transaction Documents to which Alliance or any such Affiliate is a party.

           (e) Litigation. There are no actions, suits or proceedings pending or, to Alliance's knowledge, threatened, against Alliance or any of its Affiliates before any Governmental Authority which relate to the right of Alliance or any such Affiliate to enter into or perform this Agreement or any other Transaction Document to which Alliance or such Affiliate is a party, or which relate to the validity of this Agreement or any of the other Transaction Documents.

           (f) Operations of AllPrice. AllPrice has been formed solely for the purpose of engaging in the transactions contemplated by this Agreement and by the other Transaction Documents, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement and by the other Transaction Documents.


 8.   TRANSFER RESTRICTIONS

      8.1 General Restriction. Alliance and, from and after the Conversion Date, Priceline shall hold, and shall cause each of their respective Affiliates to hold, its Shares during the Term and shall not, directly or indirectly, Transfer or in any way alienate any of such Shares or any right or interest therein, other than (a) in the case of a direct Transfer, any such Transfer made in compliance with the terms and provisions of the LLC Agreement or (b) in the case of an indirect Transfer, (i) any such Transfer made to an Affiliate of such Party or (ii) any such Transfer agreed to in writing by the other Party (each, a "Permitted Transfer"). In the case of any Permitted Transfer, the transferring Party shall deliver to the other Party (a) at least twenty (20) Business Days prior to such Transfer, a written notice stating its intention to Transfer the Shares to be transferred, the name of the transferee, whether such transferee is an Affiliate, the number of Shares to be transferred, and the price and other material terms and conditions of the Transfer, and (b) except as otherwise specifically provided herein, on or prior to the effective date of the Transfer and in a form reasonably acceptable to the other Party and its counsel, the transferee's written acknowledgment of and agreement to be bound by, and to vote the transferred Shares at all times in accordance with, the terms of this Agreement and the LLC Agreement.

      8.2  Initial Public Offering.  The restrictions set forth in Section
 8.1 hereof shall cease to be of any further force or effect upon the closing date of an Initial Public Offering of PricelineMortgage or any successor thereto.

      8.3 Board Approval. To the extent required under the LLC Agreement, the Parties shall cause each Director it has appointed to vote to approve any Transfer of Shares effected in accordance with Section 8.1 hereof.


 9.   ANCILLARY RIGHTS

                                **********


           (b) The Priceline Call shall be exercisable for a period of ninety (90) days from and after the receipt by Priceline and/or any Priceline Successor of notice from PricelineMortgage that PricelineMortgage has received from the Independent Auditor audited financial statements for Year 5, which notice shall include a copy of such financial statements. Such notice and statements shall be delivered to Priceline (and/or any Priceline Successor) and Alliance (and/or any Alliance Successor) no later than ninety (90) days after the end of Year 5. In the event that Priceline (and/or any Priceline Successor) elects to exercise the Priceline Call, Priceline and/or such Priceline Successor shall provide notice (the "Priceline Call Notice") to the party or parties from whom the PricelineMortgage Interest or Interests are to be purchased (including Alliance, if Alliance shall still hold, directly or indirectly, a PricelineMortgage Interest at such time, and any Alliance Successor). The Priceline Call Notice shall set forth Priceline's (or such Priceline Successor's) calculation of the Call Price and the basis for such calculation. Any disagreement regarding the Call Price or any other matter related to the exercise of the Priceline Call shall be resolved in accordance with the provisions of Section 11.1 hereof. In the event that Priceline or any such Priceline Successor elects to exercise the Priceline Call, the Parties shall, and shall cause their respective Affiliates to, cooperate as fully as reasonably practicable with one another to consummate the Priceline Call transaction as soon as reasonably practicable following the receipt of the Priceline Call Notice by the party or parties to the Priceline Call transaction. In the event that Priceline (and/or any Priceline Successor) elects not to exercise the Priceline Call, Priceline (and/or such Priceline Successor) shall promptly provide notice of such election to Alliance and/or any Alliance Successor holding the PricelineMortgage Interest or Interests that would otherwise have been subject to the Priceline Call.

           (c) At its sole election, Priceline shall be entitled to pay the Call Price in cash, in shares of Priceline Common Stock or in any combination of the foregoing. In the event that Priceline elects to pay all or a portion of the Call Price in cash, as promptly as reasonably practicable following the distribution to Alliance of the Priceline Call Notice, Priceline shall pay to Alliance (and/or any Alliance Successor that shall be entitled to receipt of all or a portion of such Call Price), by wire transfer of immediately available funds to an account or accounts designated in writing by Alliance (or any such Alliance Successor), an amount in cash equal to the Call Price or the portion of the Call Price which Priceline has elected to pay in cash. In the event that Priceline elects to pay all or a portion of the Call Price in shares of Priceline Common Stock, as promptly as reasonably practicable following its election to exercise the Priceline Call, and upon the Parties being able to fully consummate the transactions contemplated by Priceline's exercise of the Priceline Call, Priceline shall deliver to Alliance (and/or any Alliance Successor that shall be entitled to receipt of all or a portion of such Call Price) a certificate or certificates representing that number of whole shares of Priceline Common Stock having a Fair Market Value equal to the Call Price or the portion of the Call Price which Priceline has elected to pay in shares of Priceline Common Stock.

           (d) In the event Priceline exercises the Priceline Call, for a period of one (1) year thereafter, Priceline shall not cause
 PricelineMortgage to engage in any Change in Control Transaction without the prior written consent of Alliance, which consent shall not be unreasonably withheld.



                                **********


           (c) The Alliance Put shall become exercisable upon the earlier to occur of (i) the date on which Alliance has received written notice from Priceline of both (x) Priceline's election not to exercise the Priceline Call and (y) Priceline's election not to renew the Licensing Agreement and the Advertising Agreement and (ii) the expiration of the Priceline Call, the Licensing Agreement and the Advertising Agreement in accordance with their respective terms. The Alliance Put shall remain exercisable until the later of (i) June 30, 2005 or (ii) thirty (30) days from and after the date on which the Alliance Put first becomes exercisable. In the event that Alliance (and/or any Alliance Successor) elects to exercise the Alliance Put, Alliance (and/or such Alliance Successor) shall provide notice (the "Alliance Put Notice") to the party or parties to whom the PricelineMortgage Interest or Interests are to be sold (including Priceline, if Priceline shall still hold, directly or indirectly, a PricelineMortgage Interest at such time, and any Priceline Successor). The Alliance Put Notice shall set forth Alliance's (and/or such Alliance Successor's) calculation of the Put Price and the basis for such calculation. Any disagreement regarding the Put Price or any other matter related to the exercise of the Alliance Put shall be resolved in accordance with the provisions of Section 11.1 hereof. In the event that Alliance (and/or such Alliance Successor) elects to exercise the Alliance Put, the Parties shall, and shall cause their respective Affiliates to, cooperate as fully as reasonably practicable with one another to consummate the Alliance Put transaction as soon as reasonably practicable following the receipt of the Alliance Put Notice by the party or parties to the Alliance Put transaction. In the event that more than one party is required to purchase a PricelineMortgage Interest pursuant to the Alliance Put, such parties shall each be required to purchase a portion of the PricelineMortgage Interest or Interests subject to the Alliance Put in proportion to the PricelineMortgage Interests of such parties at the time of consummation of the Alliance Put transaction. In the event Alliance (and/or any Alliance Successor) elects not to exercise the Alliance Put, Alliance (and/or such Alliance Successor) shall promptly provide notice to the party or parties that would otherwise be required to purchase the PricelineMortgage Interest or Interests subject to the Alliance Put.

           (d) At its sole election, Priceline shall be entitled to pay the Put Price in cash, in shares of Priceline Common Stock or in any combination of the foregoing. In the event that Priceline elects to pay all or a portion of the Put Price in cash, as promptly as reasonably practicable following the receipt by Priceline of the Alliance Put Notice, Priceline shall pay to Alliance (and/or any Alliance Successor that shall be entitled to receipt of all or a portion of such Put Price), by wire transfer of immediately available funds to an account or accounts designated in writing by Alliance (or any such Alliance Successor), an amount in cash equal to the Put Price or the portion of the Put Price which Priceline has elected to pay in cash. In the event that Priceline elects to pay the Put Price in shares of Priceline Common Stock, as promptly as reasonably practicable following the receipt by Priceline of the Alliance Put Notice, and upon the Parties being able to fully consummate the transactions contemplated by Alliance's exercise of the Alliance Put, Priceline shall deliver to Alliance (and/or any Alliance Successor that shall be entitled to receipt of all or a portion of such Put Price) a certificate or certificates representing that number of whole shares of Priceline Common Stock having a Fair Market Value equal to the Put Price or the portion of the Put Price which Priceline has elected to pay in shares of Priceline Common Stock.


                                 *********


           (b) The Alliance Call shall be exercisable for a period of ninety (90) days from and after the receipt by Alliance (and/or any Alliance Successor) from Priceline (and/or any Priceline Successor) that such party or parties have elected not to exercise the Priceline Call. In the event that Alliance elects to exercise the Alliance Call, Alliance shall provide notice (the "Alliance Call Notice") to the party or parties from whom the PricelineMortgage Interest or Interests are to be purchased (including Priceline, if Priceline shall still hold a PricelineMortgage Interest at such time, and any Priceline Successor). The Alliance Call Notice shall set forth Alliance's calculation of the price payable pursuant to the Alliance Call and the basis for such calculation. Any disagreement of the Parties regarding the price payable pursuant to the Alliance Call or any other matter related to the exercise of the Alliance Call shall be resolved in accordance with the provisions of Section 11.1 hereof. In the event that Alliance elects to exercise the Alliance Call, the Parties shall, and shall cause their respective Affiliates to, cooperate as fully as reasonably practicable with one another to consummate the Alliance Call transaction as soon as reasonably practicable following the receipt of the Alliance Call Notice.

      9.4  Registration Rights.

           (a) In the event that Priceline elects to deliver shares of Priceline Common Stock in full or partial payment of the Call Price or the Put Price, as the case may be, as provided in Sections 9.1(c) and 9.2(c) hereof, Priceline shall provide registration rights to the recipient of such shares on terms and conditions mutually acceptable to Priceline and the recipient of such shares. At Priceline's election, the registration rights granted pursuant to this Section 9.4 shall be substantially to the effect set forth in (i) the Registration Rights Agreement attached hereto as Exhibit A (the "Registration Rights Agreement") or (ii) the Priceline registration rights agreement that currently is in effect, a copy of which is attached hereto as Exhibit B, including by causing Alliance and/or any Alliance Successor that shall be entitled to receive shares of Priceline Common Stock to become a party thereto; provided, however, that, in either case, Alliance and any such Alliance Successors, collectively, shall be limited, in the aggregate, to (a) one demand registration right on the terms and conditions set forth in Section 3.1 of the Registration Rights Agreement and (b) unlimited incidental or "piggy-back" registration rights. Notwithstanding anything to the contrary contained herein, no provision of this Agreement shall, or is intended by the Parties hereto, to prohibit or otherwise restrict the ability of Priceline to grant registration rights to other Persons from time to time.

           (b) The registration rights contemplated by this Section 9.4 shall be subject to the terms and provisions of (i) the Registration Rights Agreement and (ii) any registration rights agreement to which Priceline is a party as of the date hereof. If, as a result of the terms and conditions of the Registration Rights Agreement (including any "blackout" provisions contained therein), Priceline is not able to effect a Demand Registration (as defined in the Registration Rights Agreement) prior to the date on which the tax liability incurred by Alliance (or any Alliance Successor) in connection with the receipt of the Call Price or the Put Price, as applicable, becomes due and payable, then Priceline and Alliance (or any such Alliance Successor) shall use their respective commercially reasonable efforts to consummate the Priceline Call or the Alliance Put, as applicable, such that the Demand Registration can be effected prior to such tax liability becoming due and payable (including by delaying the consummation of the Priceline Call or Alliance Put, as the case may be, until the next applicable tax year).


                                 *********


           (c) The Parties hereby acknowledge and agree that the Priceline Call and the Alliance Put, to the extent either such transaction is consummated, shall be structured so as to comply with the applicable rules and regulations of the OTS and Applicable Law. Subject to the foregoing, in the event that Priceline is prohibited from issuing shares of Priceline Common Stock in full or partial satisfaction of the Call Price or the Put Price, as applicable, whether as a result of applicable OTS rules and regulations or otherwise, then the Parties shall use their respective commercially reasonable efforts to structure the Priceline Call or the Alliance Put, as the case may be, in such a manner as to (i) enable Priceline, to the greatest extent possible, to pay the Call Price or the Put Price, as applicable, in shares of Priceline Common Stock and (ii) minimize the amount of cash which must be remitted by Priceline in connection therewith, including, at Priceline's election, through the issuance by Priceline of an unsecured promissory note containing terms and conditions mutually satisfactory to the parties to the Priceline Call or the Alliance Put, as applicable. In the event that Priceline is prohibited both from (i) issuing shares of Priceline Common Stock and (ii) executing an unsecured promissory note (as contemplated by clause (ii) of the preceding sentence), in each case, in full or partial satisfaction of the Put Price, whether as a result of applicable OTS rules and regulations or otherwise, then Priceline shall be entitled to pay the Put Price in quarterly installment payments over a two-year period commencing at the end of the first full fiscal quarter following the date on which the Parties finally determine that the Put Price cannot be paid in either shares of Priceline Common Stock or an unsecured promissory note.


 10.  TERM AND TERMINATION

      10.1 Term. This Agreement shall be effective as of the date hereof, and shall continue in full force and effect until terminated pursuant to
 Section 10.2 hereof (the "Term").

      10.2 Termination.  This Agreement shall terminate as follows:

           (a) On the fifth (5th) anniversary of the date hereof, without any action on the part of either Party hereto; provided, however, that in the event that, pursuant to the terms of the Licensing Agreement and the Advertising Agreement, Priceline elects to renew each of the Licensing Agreement and the Advertising Agreement for one (1) additional five-year term, this Agreement shall remain in full force and effect until the tenth
 (10th) anniversary of the date hereof unless earlier terminated in accordance with the other provisions of this Section 10.2.

           (b)  Upon the mutual written agreement of Priceline and Alliance.

           (c) By either Priceline or Alliance, effective immediately upon written notice of termination to the other Party, if (i) the other Party or any of its Affiliates breaches in any material respect this Agreement or any of the other Transaction Documents to which such Party or any such Affiliate is a party, including, in the case of Priceline, any default by AllPrice under the Note, and (ii) except in the case of any breach or default that is subject to a cure period under the terms of the Transaction Document under which it arises, such breach or default continues for a period of thirty (30) days after the delivery of written notice of such breach, describing the breach or default in reasonable detail.

           (d) By either Priceline or Alliance, effective immediately upon written notice of termination to the other Party and PricelineMortgage, in the event that the other Party is dissolved, liquidated or declared bankrupt or a voluntary or involuntary bankruptcy filing is made by such Party, in each case, pursuant to an order which remains unstayed and in effect for a period of sixty (60) days.

           (e) By Alliance, in the event that PricelineMortgage shall have generated net losses for the fourth quarter of fiscal year 2000.

           (f) By either Priceline or Alliance, from and after the first anniversary of the date hereof, in the event that: (i) the close rate on PricelineMortgage's customer offers falls below 10% for two consecutive quarters and, at Alliance's option, the deficiency in such close rate is not cured within one (1) additional quarter such that, following the end of the third such quarter, the average close rate on PricelineMortgage's customer offers for such three-quarter period is greater than or equal to 10% or (ii) PricelineMortgage's annual application volume falls below 36,000 applications.

           (g) Upon the consummation of the Priceline Call, the Alliance Put, the Alliance Call or any other transaction pursuant to which, following the completion of such transaction, either: (i) Priceline (including, for this purpose, any and all Priceline Successors) shall own, directly or indirectly, a One-Hundred-Percent PricelineMortgage Interest or
 (ii) Alliance (including, for this purpose, any and all Alliance Successors) shall own, directly or indirectly, a One-Hundred-Percent PricelineMortgage Interest.

           (h) Effective immediately, without any action on the part of either Party hereto, in the event that PricelineMortgage shall be liquidated or dissolved in accordance with the terms of the LLC Agreement.

           (i) Notwithstanding anything in this Section 10.2 to the contrary, in the event that Priceline shall not have terminated this Agreement prior to the expiration of Year 5, this Agreement, the Licensing Agreement and the Advertising Agreement shall each continue in full force and effect until the latest to occur of (i) the consummation of the Priceline Call by Priceline (and/or any Priceline Successor), which shall occur on or prior to December 31, 2005, (ii) the receipt by Priceline (and/or any Priceline Successor) of written notice from Alliance (and/or any Alliance Successor) of Alliance's (and/or any such Alliance Successor's) election not to exercise the Alliance Put, (iii) the expiration of the Alliance Put in accordance with the terms set forth herein, (iv) the consummation of the Alliance Call by Alliance (and/or any Alliance successor), (v) the expiration of the Alliance Call in accordance with the terms set forth herein. In the event that, following the expiration of Year 5, none of the events specified in clauses (i) through
 (v) of the preceding sentence shall have occurred and the Parties intend to
 (i) negotiate a purchase of all outstanding Shares by one Party, (ii) negotiate a sale of PricelineMortgage to a third party or (iii) liquidate PricelineMortgage, in each case in accordance with the provisions of
 Section 10.3 hereof, then the Licensing Agreement and the Advertising Agreement shall each continue in full force and effect until the consummation of such purchase, sale or liquidation.

      10.3 Effect. Upon termination of this Agreement, in the event that the Priceline Call, the Alliance Put and the Alliance Call (in each case, as contemplated by Article 9 hereof) have not been exercised, the Parties shall negotiate in good faith a possible purchase by one Party (and/or its Affiliates) of all outstanding Shares held by the other Party or the sale of PricelineMortgage to a third party. In the event that, notwithstanding their good faith negotiations, the Parties are unable to agree upon such a purchase or sale within One Hundred Twenty (120) days of the notice of termination, the Parties shall cooperate to cause PricelineMortgage to be liquidated as promptly as practical in accordance with Applicable Law.

      10.4 Survival of Obligations. The rights and obligations of the Parties under Sections 6.3 (Systems Development), 6.7 (Reimbursement of Expenses), 6.8 (Confidentiality) and 6.9 (Publicity) hereof, this Section
 10.4 and Sections 10.3, 10.5, 10.6, 11.1 and 11.2 hereof shall survive any termination of this Agreement.

      10.5 Return of Confidential Information. Upon the termination of this Agreement, each Party, at its own cost, shall promptly return to the Disclosing Party any and all documents and materials constituting or containing Confidential Information of the Disclosing Party which are in its possession or control, or at its option, shall destroy such documents and materials and certify such destruction in writing to the Disclosing Party.

      10.6 Continuing Liability. Termination of this Agreement for any reason shall not release any Party from any liability or obligation which has already accrued as of the effective date of such termination, and shall not constitute a waiver or release of, or otherwise be deemed to prejudice or adversely affect, any rights, remedies or claims, whether for damages or otherwise, which a Party may have hereunder, at law, equity or otherwise or which may arise out of or in connection with such termination.


 11.  GENERAL PROVISIONS

      11.1 Governing Law; Dispute Resolution. The validity, construction and enforceability of this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware. All disputes between the Parties arising out of this Agreement shall be settled by the Parties amicably through good faith discussions upon the written request of either Party. In the event that any such dispute cannot be resolved thereby within a period of sixty (60) days after such notice has been given, such dispute shall be finally settled by arbitration in Wilmington, Delaware in accordance with the rules then in effect of the American Arbitration Association. Any such dispute shall be adjudicated by a panel of three (3) arbitrators, one (1) of whom shall be appointed by Priceline, one (1) of whom shall be appointed by Alliance and one (1) of whom shall be selected by the two (2) previously selected panel members. The arbitrators shall have the authority to grant specific performance, and to allocate between the Parties the costs of arbitration in such equitable manner as the arbitrators may determine. The prevailing Party in the arbitration shall be entitled to receive reimbursement of its reasonable expenses incurred in connection therewith. Judgment upon the award so rendered may be entered in any court having jurisdiction or application may be made to such court for judicial acceptance of any award and an order of enforcement, as the case may be. Notwithstanding the foregoing, either Party shall have the right to institute a legal action in a court of proper jurisdiction for injunctive relief and/or a decree for specific performance pending final settlement by arbitration.

      11.2 Notices and Other Communications. Any and all notices, requests, demands and other communications required or otherwise contemplated to be made under this Agreement shall be in writing and shall be provided by one or more of the following means and shall be deemed to have been duly given
 (a) if delivered personally or by overnight courier service, when received, or (b) if transmitted by facsimile, upon receipt of a transmittal confirmation to the facsimile address provided by the receiving Party. All such notices, requests, demands and other communications shall be addressed as follows:

           If to Priceline:

                priceline.com Incorporated
                800 Connecticut Avenue, 4th Floor
                Norwalk, Connecticut  06854
                Attention:     General Counsel
                Telephone:     203-299-8668
                Facsimile:     203-299-8915

           with a copy (which copy shall not constitute notice) to:

                Skadden, Arps, Slate, Meagher & Flom LLP
                One Rodney Square, 7th Floor
                Wilmington, Delaware  19801
                Attention:     Patricia Moran Chuff, Esq.
                Telephone:     302-651-3130
                Facsimile:     302-651-3001

           If to Alliance:

                Alliance Partners, LP
                8100 Nations Way
                Jacksonville, Florida  32256
                Attention:     Mr. Patrick McEnerney
                Telephone:     904-281-6237
                Facsimile:     904-281-6145

           with a copy (which copy shall not constitute notice) to:

                Kirkpatrick & Lockhart LLP
                75 State Street
                Boston, Massachusetts  02109
                Attention:     Michael A. Hickey, Esq.
                Telephone:     617-951-9157
                Facsimile:     617-951-9151

 or to such other address or facsimile number as a Party may have specified to the other Party in writing delivered in accordance with this Section 11.2.

      11.3 Severability. If any provision in this Agreement shall be found or be held to be invalid or unenforceable, then the meaning of such provision shall be construed, to the extent feasible, so as to render the provision enforceable, and if no feasible interpretation would save such provision, it shall be severed from the remainder of this Agreement which shall remain in full force and effect unless the severed provision is essential and material to the rights or benefits received by any Party. In such event, the Parties shall use best efforts to negotiate, in good faith, a substitute, valid and enforceable provision or agreement which most nearly effects the Parties' intent in entering into this Agreement.

      11.4 References; Subject Headings. Unless otherwise indicated, references to Articles, Sections and Schedules herein are to Articles of, Sections of, and Schedules to, this Agreement. The subject headings of the Articles and Sections of this Agreement are included for the purpose of convenience of reference only, and shall not affect the construction or interpretation of any of its provisions.

      11.5 Further Assurances. The Parties shall each perform such acts, execute and deliver such instruments and documents, and do all such other things as may be reasonably necessary to accomplish the transactions contemplated by this Agreement.

      11.6 Expenses. Except as set forth in Section 6.7 hereof, each of the Parties shall bear its own costs and expenses, including, without limitation, fees and expenses of legal counsel, accountants, brokers, consultants and other representatives used or hired in connection with the negotiation and preparation of this Agreement and consummation of the transactions contemplated hereby. All such expenses incurred by PricelineMortgage shall be borne by PricelineMortgage to the maximum extent permitted by Applicable Law including, without limitation, expenses relating to the formation of PricelineMortgage, any transfer taxes for transfer of the Shares to the Parties or their Affiliates, registration charges, taxes, fees and expenses relating to required governmental or regulatory approvals, notary fees and legal fees and expenses.

      11.7 No Waiver. No waiver of any term or condition of this Agreement shall be valid or binding on a Party unless the same shall have been set forth in a written document, specifically referring to this Agreement and duly signed by the waiving Party. The failure of a Party to enforce at any time any of the provisions of this Agreement, or the failure to require at any time performance by one or both of the other Parties of any of the provisions of this Agreement, shall in no way be construed to be a present or future waiver of such provisions, nor in any way affect the ability of a Party to enforce each and every such provision thereafter.

      11.8 Entire Agreement; Amendments. The terms and conditions contained in this Agreement (including the Schedules and Exhibit hereto) and the other Transaction Documents constitute the entire agreement between the Parties and supersede all previous agreements and understandings, whether oral or written, between the Parties with respect to the subject matter hereof. No agreement or understanding amending this Agreement shall be binding upon any Party unless set forth in a written document which expressly refers to this Agreement and which is signed and delivered by duly authorized representatives of each Party.

      11.9 Assignment. Neither Party shall assign this Agreement without the other Party's prior written consent. In the event of an assignment pursuant to this Section 11.9, any such assignee shall assume in writing the assigning Party's obligations under this Agreement. Notwithstanding the foregoing, the assigning Party shall remain liable for the assignee's performance of its obligations hereunder. This Agreement shall inure to the benefit of, and shall be binding upon, the Parties and their respective successors and permitted assigns.

      11.10 No Third-Party Beneficiaries. Nothing herein express or implied, is intended to or shall be construed to confer upon or give to any person, firm, corporation or legal entity, other than the Parties and their Affiliates who hold Shares or are a party to one or more of the Transaction Documents, any interests, rights, remedies or other benefits with respect to or in connection with any agreement or provision contained herein or contemplated hereby.

      11.11 Counterparts. This Agreement may be executed in any number of counterparts, and each counterpart shall constitute an original instrument, but all such separate counterparts shall constitute only one and the same instrument.



                          [SIGNATURE PAGE FOLLOWS]

      IN WITNESS WHEREOF, the Parties have caused their respective duly authorized representatives to execute this Agreement as of the date first above written.


 PRICELINE.COM INCORPORATED              ALLIANCE PARTNERS, LP


 By:____________________________         By:______________________________
    Name:                                   Name:
    Title:                                  Title: